As filed with the Securities and Exchange Commission on October ___, 2005 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SORL AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	30-0091294
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

No. 1169 Yumeng Road, Ruian Economic Development District
Ruian City, Zhejiang Province, People’s Republic of China
(Address of principal executive offices, including zip code)

2005 STOCK COMPENSATION PLAN
(Full title of the plan)

DAVID MING HE, SENIOR MANAGER, INTERNATIONAL BUSINESS STRATEGY AND PLANNING
No. 1169 Yumeng Road, Ruian Economic Development District
Ruian City, Zhejiang Province, People’s Republic of China
(Name and address of agent for service)

86-577-6581-7720
(Telephone number, including area code, of agent for service)

Copy to:
David Ficksman, Esq.
Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600
Los Angeles, CA 90067-2367
(310) 789-1290

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock Total	1,700,000 shares	$5.75	$9,775,000	$1,154

(1)
In accordance with Rule 416(c) of the Securities Act of 1933, there also are being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the 2005 Stock Compensation Plan (the “Plan”).

(2)
Estimated solely for purposes of calculating the registration fee. The proposed maximum offering price per share and maximum aggregate offering price are calculated in accordance with Rule 457(c) and (h)under the Securities Act of 1933 based upon a price of $5.75, which is the average of the bid and asked price of the Common Stock on the OTC Bulletin Board on October 18, 2005.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed in this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

SORL Auto Parts, Inc. (the “Registrant”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 1,700,000 shares of the Registrant’s Common Stock for issuance pursuant to the Registrant’s 2005 Stock Compensation Plan (the “Plan”), and such indeterminate number of shares as may become available under the Plan as a result of the adjustment provisions thereof.

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b)	The Registrant’s Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 2005, respectively;

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the latest fiscal year covered by the Annual Report referred to in (a) above; and

(d)
The description of the Common Stock set forth in the Company’s Registration Statement on Form S-1 filed under the Securities Act, incorporated by reference herein including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The legality of the securities registered hereunder will be passed upon for the Registrant by Troy & Gould Professional Corporation, the Registrant’s legal counsel.

Item 6.	Indemnification of Directors and Officers

The Company’s Certificate of Incorporation and Bylaws permit the Company to indemnify officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law. This provision is intended to afford the Company’s directors the benefit of the Delaware General Corporation Law (the “GCL”), which provides that directors of a Delaware corporation may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances involving breach of a director’s duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or any transaction from which the director derived an improper personal benefit.

Section 145 of the GCL authorizes indemnification by a Delaware corporation when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys’ fees) if actually and reasonably incurred by him or her in connection therewith.

If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of the Company under the Securities Act of 1933 (the “Act”). Accordingly, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

See the attached Exhibit Index that follows the signature pages, which is incorporated by reference.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(iv)    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes:

That for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, National Mercantile Bank certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ruian City, Zhejiang Province, People’s Republic of China, on this 17th day of October, 2005.

SORL AUTO PARTS, INC.

By:	/s/ Xiao Ping Zhang

Xiao Ping Zhang President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Xiao Ping Zhang and Xiao Feng Zhang and such person’s true and lawful attorney-in-fact and agent, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiao Ping Zhang	President and Chief Executive Officer, Director	October 13, 2005
Xiao Ping Zhang

/s/ Xiao Feng Zhang	Chief Operating Officer and Director	October 13, 2005
Xiao Feng Zhang

/s/ Guang Kang Chang	Director	October 13, 2005
Guang Kang Chang

/s/ Zhang Li Min	Director	October 13, 2005
Zhang Li Min

/s/ Wang Zhizhong	Director	October 13, 2005
Wang Zhizhong

/s/ Huo Yiguang	Director	October 13, 2005
Huo Yiguang

/s/ Jinghua Feng	Director	October 13, 2005
Jinghua Feng

/s/ Zong Yun Zhou	Principal Financial and Principal Accounting Officer	October 13, 2005
Zong Yun Zhou

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	SORL Auto Parts, Inc. 2005 Stock Compensation Plan.

5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

23.1	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).

23.2	Consent of Rotenberg and Company, LP

24.1	Power of attorney (contained on the signature page hereto).